September 23, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS AUGUST 2020 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for August 2020. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Record client assets under administration of $945.2 billion increased 15% over August 2019 and 4% over July 2020. Record financial assets under management of $155.6 billion increased 9% over August 2019 and 3% over July 2020. The increase of client assets was driven by equity market appreciation and the net addition of Private Client Group financial advisors.

“Our continued strength in financial advisor retention and recruiting drove record Private Client Group assets in fee-based accounts of $483.1 billion, which grew 20% over August 2019,” said Chairman and CEO Paul Reilly. “The Capital Markets segment continues to benefit from strong fixed income brokerage revenues as well as solid investment banking revenues during the month.”

Net loans at Raymond James Bank of $21.0 billion increased 1% over August 2019 and declined 1% compared to July 2020.

Record clients’ domestic cash sweep balances of $53.5 billion increased 43% over August 2019 and 3% over July 2020.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,200 financial advisors. Total client assets are $945 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	August 31, 2020	August 31, 2019	July 31, 2020	August 31, 2019	July 31, 2020
Client assets under administration	$945.2	$825.1	$908.2	15%	4%
Private Client Group assets under administration	$899.2	$787.5	$862.8	14%	4%
Private Client Group assets in fee-based accounts	$483.1	$401.9	$461.4	20%	5%
Financial assets under management	$155.6	$142.8	$150.4	9%	3%

Raymond James Bank loans, net	$21.0	$20.7	$21.3	1%	(1)%

Clients’ domestic cash sweep balances	$53.5	$37.5	$51.9	43%	3%